Exhibit 99.1
United Fire Group, Inc. Announces Search for New CFO
Cedar Rapids, Iowa. October 4, 2021 (Globe Newswire) -- United Fire Group, Inc. (NASDAQ:UFCS) (the “Company” or “UFG”). UFG announced today that Dawn M. Jaffray, Executive Vice President and Chief Financial Officer, has resigned from UFG. Ms. Jaffray notified UFG that she has accepted an opportunity to serve as Chief Financial Officer for another company within the insurance industry.
UFG has appointed Kevin W. Helbing and Randy L. Patten to serve as Interim Co-Chief Financial Officers as the organization executes its search for a new CFO. Both previously served as controllers of UFG. They have many years of experience serving within the Corporate Finance Department of UFG and possess complementary skill sets. Mr. Helbing joined UFG in 2008. Mr. Patten joined UFG in 2012. Their combined efforts to share oversight of UFG’s financial activities will facilitate an orderly transition.
“Dawn Jaffray has served UFG in a distinguished manner over the last six years, accomplishing several notable projects that set UFG apart from its peers. We wish her the best in her new endeavor,” said Randy Ramlo, President, Chief Executive Officer and Director at UFG.
Ms. Jaffray’s departure will be effective October 10, 2021. She will work with each of the Interim Co-CFOs to transition responsibilities. UFG immediately commenced a search for the role of CFO.
About UFG
Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance.
Through our subsidiaries, we are licensed as a property and casualty insurer in 50 states, plus the District of Columbia, and we are represented by approximately 1,000 independent agencies. A.M. Best Company assigns a rating of "A" (Excellent) for members of the United Fire & Casualty Group.
For more information about UFG, visit www.ufginsurance.com or contact: Randy Patten, AVP and Interim Co-Chief Financial Officer, 319-286-2537 or IR@unitedfiregroup.com.